Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Kriste Goad, senior director, corporate communications, 615.263.7524 (0) or 615.294.4771(c)
kriste.goad@amhealthways.com

ALISON TAUNTON-RIGBY JOINS AMERICAN HEALTHWAYS
BOARD OF DIRECTORS

NASHVILLE, Tenn. – Nov. 15, 2005 – American Healthways Inc., (NASDAQ: AMHC) today announced the appointment of Alison Taunton-Rigby Ph.D., OBE to the Company’s Board of Directors. Dr. Taunton-Rigby is the founder and CEO of Ribonovix, Inc., an early-stage biotechnology company developing novel antibiotics using a functional genomics technology, and currently serves on the boards of directors of Abt Associates, Idera Pharmaceuticals and the RiverSource Funds (formerly American Express). She is also on the boards of the Massachusetts Biotechnology Council and The Children’s Hospital, Boston.

“Dr. Taunton-Rigby’s experience and reputation as an entrepreneur and as a leader in the biotechnology industry further strengthens our Board and the Company’s focus on innovation, new markets and improving health outcomes,” Chairman Thomas G. Cigarran said. “Dr. Taunton-Rigby is an asset to the Board, and we appreciate her willingness to serve.”

Prior to founding her own company, Dr. Taunton-Rigby was president, CEO and director of several private and publicly traded companies, including CMT, Inc., Aquila Biopharmaceuticals, Inc., Cambridge Biotech Corporation and Mitotix, Incorporated. Her previous work also includes various leadership positions with Genzyme Corporation, Arthur D. Little, Inc., Vivotech, Inc., Biogen, Inc. and Collaborative Research, Inc. (Oscient Pharmaceuticals).

In 2002, Dr. Taunton-Rigby was honored by Her Majesty Queen Elizabeth II as an Officer of the Order of the British Empire (OBE) for her leadership in the research, development and promotion of biotechnology. She also received the Presidential Medal from Worcester Polytechnic Institute in 2001. Dr. Taunton-Rigby is active at the state and national levels as a representative of the biotechnology industry and has testified before Congress on drug pricing issues, drug regulation, bioethics and human cloning. She earned her bachelor’s and doctoral degrees in chemistry from the University of Bristol, England, and completed the Advanced Management Program at the Harvard School of Business.

“I am honored to join the Board of a company that is focused on making a difference in people’s lives through the application of groundbreaking health-care solutions,” Dr. Taunton-Rigby said. “I look forward to working with American Healthways in pursuit of better health care, improved quality of life and reduced costs for those served by our health-care system.”

Dr. Taunton-Rigby joins Company directors: John W. Ballantine, former executive vice president and chief risk management officer of First Chicago NBD, and current chairman of the financial services advisory group for Glencoe Capital; Jay Crispin Bisgard, M.D., former director of health services at Delta Air Lines; Tom Cigarran, chairman and former chief executive officer of American Healthways; Frank A. Ehmann, former president and chief operating officer of American Hospital Supply Corporation; Mary Jane England, M.D., President, Regis College; Henry D. Herr, former executive vice president and chief financial officer of American Healthways; Ben R. Leedle, Jr., president and chief executive officer of American Healthways; Dr. C. Warren Neel, executive director of the University of Tennessee Corporate Governance Center; and William C. O’Neil, Jr., former chairman, president and chief executive officer of ClinTrials, Inc.

About American Healthways
American Healthways is the nation’s leading and largest provider of disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of Aug. 31, 2005, the company had nearly 1.9 million lives under management worldwide. For more information visit www.americanhealthways.com.

Safe Harbor Provisions
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for American Healthways to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, included in the discussion in Part I, Item 1, and Part II, Item 7, of American Healthways’ Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. American Healthways undertakes no obligation to update or revise any such forward-looking statements.